Exhibit 3.68

Authorisation Code : 437525248849 www.verify.gov.ky 09 August 2016 MC-313955 Certificate Of Incorporation Assistant Registrar of Companies of the Cayman Islands Ensco Global II Ltd. an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 9th day of August Two Thousand Sixteen Given under my hand and Seal at George Town in the Island of Grand Cayman this 9th day of August Two Thousand Sixteen Assistant Registrar of Companies, DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Cayman Islands. I, JOY A. RANKINE